EXHIBIT 10.2.57

CHARMING SHOPPES, INC.
Annual Incentive Program - For Year Ending January 28, 2012 (“Fiscal 2011”)
As Amended and Restated April 27, 2011

1.	General

This Annual Incentive Program, as amended and restated (the “Program”), of Charming Shoppes, Inc. (the “Company”) authorizes the grant of Annual Incentive Awards under the Company's 2003 Incentive Compensation Plan (the “Plan”) to executives and key employees and sets forth certain terms and conditions of such Awards. The purpose of the Program is to help the Company secure and retain executives and key employees of outstanding ability and to motivate such persons to help the Company achieve excellent performance, by providing incentives directly linked to measures of annual performance based on corporate consolidated results, divisional results, individual performance, and/or other performance measures, and otherwise to further the purposes of the Plan. The terms and conditions of the Plan are hereby incorporated by reference in this Program. If any provision of this program or an implementing document hereunder conflicts with a provision of the Plan, the provision of the Plan shall govern. The Annual Incentive Awards authorized hereunder for Covered Employees are intended to qualify as “performance-based” compensation under Section 162(m) of the Code.

2.	Definitions

Capitalized terms used in this Program but not defined herein have the same meanings as defined in the Plan. In addition to such terms and those terms defined in Section 1 above, the following are defined terms under this Program:
(a)“Annual Incentive Award” or “Award” means the amount of a Participant's Annual Incentive Award Opportunity in respect of a specified Performance Period (typically, one fiscal year) determined by the Committee to have been earned and the Participant's rights to future payments of cash in settlement thereof.
(b)“Annual Incentive Award Opportunity” or “Award Opportunity” means the Participant's opportunity to earn specified dollar-denominated amounts under this Plan based on performance during a Performance Period. An Annual Incentive Award Opportunity constitutes a conditional right to receive settlement of an Annual Incentive Award.
(c)“Participant” means an employee participating in this Program.
(d)“Performance Goal” means the Company, divisional, individual, or other accomplishment required as a condition to the earning of an Award Opportunity. Unless otherwise determined by the Committee at the time Award Opportunities are authorized, Performance Goals shall meet the requirements of Section 6(b) of the Plan.
(e)“Performance Period” means the period of one fiscal year over which an Annual Incentive Award Opportunity may be earned, provided that the Committee may specify a shorter duration for any Performance Period.
(f)“Retirement” shall mean the voluntary termination of a Participant's employment by the Participant at or after the Participant has attained the age of 62 immediately after which the Participant is not employed by the Company or any Subsidiary.

(g)“Termination of Employment” means (i) the termination of a Participant's employment by the Company or a Subsidiary, or (ii) the voluntary termination of a Participant's employment (other than a Retirement) immediately after which the Participant is not employed by the Company or any Subsidiary.
3.Eligibility
Employees who are eligible to participate in the Plan may be selected by the Committee to participate in this Program.
4.Designation and Earning of Annual Incentive Award Opportunities
(a)Designation of Award Opportunities and Performance Goals. The Committee shall select employees to participate in the Program for a Performance Period and designate, for each such Participant, the Award Opportunity such Participant may earn for such Performance Period, the nature of the Performance Goal the achievement of which will result in the earning of the Award Opportunity, and the levels of earning of the Award Opportunity corresponding to the levels of achievement of the Performance Goal. In the case of a Covered Employee, the Committee's determinations under this Section 4(a) shall be made not later than 90 days after the Performance Period begins and in no event after 25% of the Performance Period has elapsed. The Award Opportunity earnable by each Participant shall range from 0% to a specified maximum percentage of a specified target Award Opportunity. The Committee shall specify a table, grid, or formula that sets forth the amount of a Participant's Award Opportunity that will be earned corresponding to the level of achievement of a specified Performance Goal. The foregoing notwithstanding, the per-person limitation under Section 5 of the Plan shall apply to each Participant's Award Opportunity. For this purpose, awards under the Plan shall be deemed to use the per-person award limitation thereunder in the order in which the applicable performance periods are scheduled to end, and for performance periods ending on the same date in the order in which the award opportunities were authorized.
(b)Determination of Annual Incentive Award. Within a reasonable time after the end of each Performance Period, the Committee shall determine the extent to which the Performance Goal for the earning of the Participant's Annual Incentive Award Opportunity was achieved during such Performance Period and the resulting Award to the Participant for such Performance Period. To the extent permitted under Section 6(d) of the Plan, the Committee may adjust the amount of an Award in its discretion in light of such considerations as the Committee may deem relevant (but subject to the applicable maximum Award Opportunity authorized for each Participant); provided, however, that, with respect to a Covered Employee, no upward adjustment may be made and such adjustments otherwise shall comply with applicable requirements of Treasury Regulation 1.162-27(e) under the Code. Subject to Section 6 hereof, the Annual Incentive Award shall be deemed earned and vested at the time the Committee makes the determination pursuant to this Section 4(b).
5.Settlement of Awards.
(a)Elective Deferral. A Participant will be permitted to elect to defer settlement of the Annual Incentive Award if and to the extent such Participant is selected to participate in the Company's Variable Deferred Compensation Plan for Executives and deferrals of Awards are authorized and validly deferred in accordance with that plan.
(b)Settlement of Award. Any non-deferred Annual Incentive Award shall be paid and settled by the Company promptly after the date of determination by the Committee under Section 4(b) hereof (such scheduled payment date being the “Stated Settlement Date”), but no later than 90 days after the end of the Performance Period. With respect to any deferred amount of a Participant's Annual Incentive Award, such amount will be credited to the Participant's deferral account under the Company's Variable Deferred Compensation Plan for Executives as promptly as practicable at or after the date of determination by the Committee under Section 4(b) hereof.

(c)Tax Withholding. The Company shall deduct from any payment in settlement of a Participant's Annual Incentive Award or other payment to the Participant any Federal, state, or local withholding or other tax or charge which the Company is then required to deduct under applicable law with respect to the Award. In the event it shall ultimately be determined by a taxing authority that the Company should have deducted a larger such tax amount from any payment, any such increase shall be the Participant's responsibility. If the Company ultimately pays any such additional withholding tax to such a taxing authority, the Company may deduct that tax from any subsequent payment owed to the Participant or otherwise obtain reimbursement for the tax from the Participant.
(d)Non-Transferability. An Annual Incentive Award Opportunity, any resulting Annual Incentive Award, including any deferred cash amount resulting from an Annual Incentive Award, and any other right hereunder shall be non-assignable and non-transferable except pursuant to the laws of descent and distribution in the event of the death of the Participant (or pursuant to a beneficiary designation, if permitted by the Committee), and shall not be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a subsidiary or affiliate or subject to any lien, obligation, or liability of the Participant to any party other than the Company or a subsidiary or affiliate.
6.Effect of Termination of Employment; Retirement
Upon a Participant's Termination of Employment prior to completion of a Performance Period , the Participant's Annual Incentive Award Opportunity relating to such Performance Period shall cease to be earnable and shall be canceled, and the Participant shall have no further rights or opportunities hereunder, unless otherwise provided in an employment agreement or severance agreement between the Company and the Participant in effect at the time of Termination of Employment or otherwise determined by the Committee in its sole discretion.
Upon a Participant's Retirement prior to completion of a Performance Period, a Pro-Rata Portion of the Participant's Annual Incentive Award relating to such Performance Period shall be deemed earned and vested as of the end of the Performance Period in accordance with , the determination of the Committee pursuant to Section 4(b) hereof. For purposes hereof, a Pro-Rata Portion of the Participant's Annual Incentive Award shall be the product of (i) the Annual Incentive Award determined by the Committee pursuant to Section 4(b) hereof as if the Participant had been employed by the Company or any Subsidiary through the completion of the Performance Period multiplied by (ii) a fraction, the numerator of which shall be the number of full and partial months that the Participant was employed by the Company or any Subsidiary between the date of commencement of the Performance Period and the date of Retirement, and the denominator of which shall be the number twelve (12). The Retirement of a Participant after completion of a Performance Period will not result in forfeiture or otherwise affect the Participant's Annual Incentive Award for that Performance Period.

7.	General Provisions.
(a)Changes to this Program. The Committee may at any time amend, alter, suspend, discontinue, or terminate this Program, and such action shall not be subject to the approval of the Company's shareholders or Participants; provided, however, that any amendment to the Program beyond the scope of the Committee's authority shall be subject to the approval of the Board of Directors. Nothing shall limit the authority of the Committee, in its discretion, to accelerate the termination of any deferral period and the resulting payment and settlement of deferred amounts, with respect to an individual Participant or all Participants, without the consent of the affected Participants.
(b)Unfunded Status of Participant Rights. Annual Incentive Awards, accounts, deferred amounts, and related rights of a Participant represent unfunded deferred compensation obligations of the Company for ERISA and federal income tax purposes and, with respect thereto, the Participant shall have rights no greater than those of an unsecured creditor of the Company.
(c)Nonexclusivity of the Program. The adoption of this Program shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant, or to pay other amounts as annual bonuses apart from the Program, whether under the Plan or otherwise.

(d)No Right to Continued Employment. Neither the Program nor any action taken hereunder shall be construed as giving any employee the right to be retained in the employ of the Company or any of its subsidiaries or affiliates, nor shall it interfere in any way with the right of the Company or any of its subsidiaries or affiliates to terminate any employee's employment at any time.
(e)Severability. The invalidity of any provision of the Program or a document hereunder shall not be deemed to render the remainder of this Program or such document invalid.
(f)Compliance with Law. It is the intent of the Company that the Plan and Awards under the Plan comply with the applicable provisions of Section 162(m) of the Code and that Awards qualify for the “short-term deferral” exception to Section 409A of the Code. The Committee may modify any Award as appropriate to comply with applicable requirements of Section 162(m), Section 409A or any exception to Section 409A.
(g)Clawback Policy; Recoupment. Notwithstanding anything in this Program or Plan to the contrary, this Program, the Plan and Awards under the Plan shall be subject to the applicable provisions of any Company clawback policy approved by the Board or the Committee and applicable to the Participant as such policy may be in effect from time to time.

Approved by the Compensation and Stock Option Committee on January 19, 2005;
Approved by the Independent members of the Board of Directors on January 20, 2005
Approved by the Compensation and Stock Option Committee on February 2, 2006
Approved by the Independent members of the Board of Directors on February 2, 2006
Approved by the Compensation Committee on January 24, 2007
Approved b y the Independent members of the Board of Directors on January 25, 2007
Approved by the Compensation Committee on March 23, 2007
Approved b y the Independent members of the Board of Directors on March 29, 2007
Approved by the Compensation Committee on September 19, 2007
Approved b y the Independent members of the Board of Directors on September 19, 2007
Approved by the Compensation Committee March 27, 2008
Approved by the Board of Directors March 28, 2008
Approved by the Compensation Committee March 26, 2009
Approved by the Compensation Committee March 29, 2010
Approved by the Compensation Committee March 23, 2011
Approved by the Board of Directors March 23, 2011
Approved by the Compensation Committee April 27, 2011

Compensation Committee Minutes April 27, 2011
Annual Incentive Program - Designation of Fiscal 2011 Performance Period (year ending January28, 2012), Performance Goal, and Annual Incentive Award Opportunities
In furtherance of Section 4 of the Annual Incentive Program (the “Program”), for the Company's 2011 fiscal year (the “Fiscal 2011 Performance Period”) the Performance Goal, Award Opportunities, and participation shall be as set forth in this Designation. Terms used in this Designation have the meanings defined in the Program.

Part I.	Performance Goals and Award Opportunities for the Fiscal 2011 Performance Period

(a)
Nature of Performance Goals. For the Fiscal 2011 Performance Period, the Performance Goals shall be based solely or in part on (a) consolidated income from continuing operations before (i) income taxes; (ii) net interest expense/other income/(loss); (iii) depreciation and amortization, except for amortization of stock-based compensation, and (iv) certain recurring items, such as (01) gain on repurchases of 1.125% Senior Convertible Notes; (02) restructuring and other charges; (03) impairment of store assets, goodwill and trademarks; and (04) income and (loss) from divestitures subsequent to the completion date of the sale and any income and expenses associated with or incidental to the consummation of such divestitures, (5) income and (loss) from acquisitions and any expenses associated with or incidental to the consummation of such acquisitions and excluding extraordinary and non-recurring items (“Consolidated Adjusted EBITDA”, as set forth in the “Charming Shoppes, Inc. 2011 Budget Presentation”), (b) divisional income/(loss) from continuing operations before (i) depreciation and amortization, income and (loss) from divestitures subsequent to the completion date of the sale and any income and expenses associated with or incidental to the consummation of such divestitures (“Divisional Adjusted EBITDA” as set forth in each divisions' 2011 Annual Plan, (c) other division performance goals or (e) individual performance goals, all as more fully set forth in Schedules I, II and III hereto. The specific Performance Goals and the Participants including all Covered Employees and other senior officers to whom they apply are set forth below and in Schedules I, II and III hereto. Other Performance Goals and other Participants shall be determined by the Chief Executive Officer and the Divisional President (to the extent applicable) in consultation with the Chief Financial Officer and the Executive Vice President - Human Resources of the Company (the “Authorized Officers”). In furtherance of the foregoing:

•
The Consolidated Adjusted EBITDA Performance Goals for Fiscal 2011 shall be a Minimum of $_________ , a Target of $ _________, and a Maximum of $__________. The above Adjusted Consolidated EBITDA Performance Goals will be adjusted to remove the plan income/(loss) for divestitures subsequent to the completion date of the sale.

•
The Divisional Adjusted EBITDA Performance Goals for Fiscal 2011 for the brands/divisions (collectively the “Brands”) including without limitation, Lane Bryant, Fashion Bug, Catherines, Outlets, Charming Direct, Sourcing and Figi's and the respective Minimum, Target and Maximum levels of Divisional Adjusted EBITDA are set forth in Schedules I and III hereto. The Divisional Adjusted EBITDA Performance Goal will be adjusted to remove the plan income/(loss) from divestitures subsequent to the completion date of the sale.

An Annual Incentive Award Opportunity based partly or solely on the achievement of the Consolidated Adjusted EBITDA Performance Goal and other individual performance goals will be earned with respect to the Consolidated Adjusted EBITDA Performance Goal only if Consolidated Adjusted EBITDA equals or exceeds the specified Minimum Goal; and An Annual Incentive Award Opportunity based partly or solely on the achievement of Divisional Adjusted EBITDA and other divisional or individual performance goals will be earned with respect to the Divisional Adjusted EBITDA only if the Divisional Adjusted EBITDA equals or exceeds the specified minimum level for the Performance Period for that division as set forth in Schedules I, II and III hereto.

Notwithstanding anything to the contrary contained herein, the Annual Incentive Award Opportunities of the Participants designated as Covered Employees as set forth in Schedule III shall in no event exceed the amount that will be earned corresponding to the level of achievement of the specified Performance Goals set forth opposite the names of the Covered Employees in Schedule III hereto.

(b)
Designation of Participants and Award Opportunity Terms. Participants in the Program for the Fiscal 2011 Performance Period shall be Covered Employees, other executive officers, senior officers and other employees designated in Schedules I, III and III hereto. For each Participant designated in Schedules I, II and III hereto for the Fiscal 2011 Performance Period, the Participant's target Annual Incentive Award Opportunity, designated levels of achievement of the Company and Divisional Performance Goals, the weights accorded to Performance Goals, range of potential Annual Incentive Awards relating to the level of achievement of Performance Goals, and other Award Opportunity terms are set forth on Schedules I, II and III hereto.

Subject to paragraph (a) above, for participants (a) Annual Incentive Awards achieved at the Minimum, Target and Maximum Performance Goals will be equal to varying percentages of the Annual Incentive Awards that would be payable on the achievement of a Performance Goal at Target as more fully set forth in Schedules I, II and III hereto; and (b) achievement of a Performance Goal between the Minimum and Target and Maximum Performance Goals set forth on Schedules I, II and III hereto shall be determined as follows: (i) the achievement of Consolidated Adjusted EBITDA at Minimum and Division Adjusted EBITDA at Minimum, together with other Performance Goals, as the case may be, will entitle payment of an Annual Incentive Award equal to the prescribed applicable percentage set forth in Schedules I, II and III of the Annual Incentive Award that would be payable on the achievement of the applicable Performance Goal at Minimum; (ii) the achievement of Consolidated Adjusted EBITDA at Target and Divisional Adjusted EBITDA at Target, together with other Performance Goals, as the case may be, will entitle payment of an Annual Incentive Award equal to the prescribed applicable percentage set forth in Schedules I, II and III of the Annual Incentive Award that is payable on the achievement of the applicable Performance Goal at Target; (iii) the achievement of Consolidated Adjusted EBITDA at Maximum and Divisional Adjusted EBITDA at Maximum, together with other Performance Goals, as the case may be, will entitle payment of an Annual Incentive equal to the prescribed applicable percentage of salary set forth in Schedule I for the achievement of the Maximum; and (iv) Annual Incentive Awards based on the achievement of Performance Goals between Minimum and Target and between Target and Maximum will be determined on a pro-rata basis (i.e. interpolated) but in no event will an Annual Incentive Award be granted in excess of the prescribed applicable percentage of salary set forth in the Schedule I hereto for the achievement of the applicable Performance Goal at Maximum even if performance in excess of that level is achieved.

(c)
Adjustments to Performance Goals. The Committee may determine in its discretion to adjust the Performance Goals specified in (a) above (except as limited by the 2003 Plan, the Program and Schedule III hereto).

Part II.	Foreign Participants
Other provisions hereof notwithstanding, the Chief Executive Officer of the Company may modify any Annual Incentive Award Opportunity or Annual Incentive Award granted to any Participant in order to comply with local laws or customs in any jurisdiction other than the United States applicable to such Participant.